Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2016 Results

HIGHLIGHTS

•	TreeHouse delivered a first quarter GAAP loss per share of $0.06 and adjusted earnings per share of $0.48

•	Net sales in the first quarter were $1.3 billion, a 62.2% increase from 2015, driven by the Private Brands acquisition

•	First quarter adjusted EBITDA increased to $125.2 million, up 48.2% from 2015, driven by the Private Brands acquisition

•	The Company provides second quarter 2016 adjusted earnings per share guidance range of $0.50 to $0.55

•	TreeHouse tightens full year 2016 adjusted earnings per share guidance range to $3.00 to $3.10

Oak Brook, IL, May 5, 2016 — TreeHouse Foods, Inc. (NYSE: THS) today reported a first quarter GAAP loss of $0.06 per fully diluted share compared to earnings of $0.41 per fully diluted share reported for the first quarter of last year. The Company reported adjusted earnings per share in the first quarter of $0.48 compared to $0.59 in the first quarter of the prior year, excluding the items described below.

The Company’s 2016 first quarter results included four items noted below that, in management’s judgment, affect the assessment of earnings. The first item was a $0.51 per share expense for acquisition, integration, and related costs. The second item was a $0.06 per share expense for mark-to-market adjustments. The third item was a $0.05 per share expense for restructuring and facility consolidation costs. The final item was a $0.08 per share gain on the foreign currency re-measurement of intercompany notes.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended
	March 31,
	2016	2015
	(unaudited)
Diluted EPS per GAAP	$(0.06)	$0.41
Acquisition, integration, and related costs	0.51	0.02
Mark-to-market adjustments	0.06	—
Restructuring/facility consolidation costs	0.05	—
Foreign currency (gain) loss on re-measurement of intercompany notes	(0.08)	0.16

Adjusted EPS	$0.48	$0.59

“We delivered sequential progress in the first quarter and are off to a solid start, despite the ongoing challenges of a stagnant retail landscape,” said Sam K. Reed, Chairman, President and Chief Executive Officer. “In the first quarter, growth in retail single-serve coffee and broad gains in snacks led our combined Bay Valley Foods and TreeHouse Private Brands organization, while our cold season products such as non-dairy creamers, hot cereal, and soup were negatively affected by the unseasonably warm weather.”

“I am very pleased with the progress our teams are making integrating the Private Brands business, and our sense of functional unity is growing,” continued Mr. Reed. “Our Private Brands team is already making great progress in customer service improvements and is starting to regain lost distribution that resulted from past service issues. Our integration activities are on track and on budget as a result of the strong collaboration of our teams during the transition.”

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (a reconciliation to net income, the most directly comparable GAAP (generally accepted accounting principles in the United States) measure, appears on the attached schedule), was $125.2 million in the first quarter of 2016, a 48.2% increase compared to the same period in the prior year. The increase in Adjusted EBITDA this quarter was driven by the inclusion of operating income from the acquisition of the private brands operations (“Private Brands”) of ConAgra Foods, Inc., operating efficiencies, and favorable commodity costs, partially offset by unfavorable Canadian foreign exchange and lower legacy volumes.

Net sales for the first quarter totaled $1,270.2 million compared to $783.1 million last year, an increase of 62.2%, due to the inclusion of business from the Private Brands acquisition, partially offset by lower volume/mix, primarily in the Industrial and Export segment, and unfavorable Canadian foreign exchange. Compared to the first quarter of last year, sales in the first quarter of 2016 for the North American Retail Grocery segment increased 72.1%; sales for the Food Away From Home segment increased 27.5%; and sales for the Industrial and Export segment increased 35.0%.

Reported gross margins were 17.7% in the first quarter of 2016 compared to 19.5% in the first quarter of the prior year. The decrease in gross margin as a percent of net sales was primarily due to lower margin business from the Private Brands acquisition, which contributed 130 bps toward the decline. The remaining decline was primarily due to the unfavorable impact of Canadian foreign exchange partially offset by operational efficiencies and favorable input costs.

Selling, distribution, general and administrative expenses increased $89.9 million in the first quarter of 2016, or 99.7%, to $180.1 million. As a percentage of net sales, these costs increased from 11.5% in the first quarter of 2015 to 14.2% in the first quarter of 2016. Included in selling, distribution, general and administrative expenses are approximately $33.0 million and $0.7 million of acquisition and integration costs for the first quarters of 2016 and 2015, respectively. After considering the impact of acquisition and integration costs in each year, selling, distribution, general and administrative expenses as a percent of net sales increased marginally to 11.6% of net sales in the first quarter of 2016, compared to 11.4% in the first quarter of 2015, due to duplicative operating costs associated with the Private Brands acquisition and general growth of the business.

Amortization expense increased to $23.8 million in the first quarter of 2016, compared to $15.3 million in 2015, due entirely to the Private Brands acquisition.

Other operating expense increased by $1.5 million in the first quarter of 2016, compared to 2015. The increase was due to higher costs associated with restructurings, as the Company announced the closure of the City of Industry, California facility in the fourth quarter of 2015 and began to incur charges related to the closure.

Other expense was $23.7 million for the first quarter of 2016, an increase of $2.8 million from $20.9 million in the same period last year. Net interest expense increased in the first quarter of 2016 versus the prior year due to higher debt levels and higher average interest rates resulting from financing the Private Brands acquisition. The Company recorded a gain on foreign currency exchange of $4.1 million in the first quarter of 2016 compared to a loss on foreign currency exchange of $11.4 million in the prior year due to changes in Canadian exchange rates. Additionally, the change in other expense (income), net was primarily due to non-cash mark-to-market losses on derivative contracts in the first quarter of 2016 compared to gains in the first quarter of 2015.

Income taxes were recorded at an effective rate of 30.0% and 30.8% for the three months ended March 31, 2016 and 2015, respectively. The Company’s effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net loss for the first quarter of 2016 totaled $3.3 million compared to net income of $17.9 million in the previous year.

Fully diluted shares outstanding for the first quarter of 2016 increased to approximately 52.7 million shares compared to 43.6 million shares in the first quarter of 2015. The increase is due to the weighted average impact of 13.3 million shares issued on January 26, 2016 in a public offering of the Company’s common stock, with the net proceeds of such offering used to partially fund the Private Brands acquisition.

SEGMENT RESULTS

The Company has three reportable segments:

1.	North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada. These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve, and powdered soups, broths, and gravies; refrigerated and shelf stable salad dressings and sauces; mayonnaise; pickles and related products; Mexican, barbeque, and other sauces; table and flavored syrups; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; ready-to-eat and hot cereals; baking and mix powders; macaroni and cheese; pasta; skillet dinners; in-store bakery products; refrigerated dough; retail griddle waffles, pancakes and French toast; cookies, crackers, pretzels, pita chips, and candy; snack nuts, bars, trail mixes, cereal snack mixes, fruit snacks, dried fruit, and other wholesome snacks.

2.	Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican, barbeque, and other sauces; table and flavored syrups; refrigerated and shelf stable dressings; mayonnaise; aseptic products; ready-to-eat and hot cereals; pasta; retail bakery products; cookies, crackers, pretzels, and candy; snack nuts; fruit snacks; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers. This segment primarily sells non-dairy powdered creamer; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican and barbeque sauces; aseptic products; soup and infant feeding products; ready-to-eat and hot cereals; powdered drinks; single serve hot beverages; specialty teas; pasta; retail griddle waffles, pancakes, and French toast; cookies, crackers, pretzels, and candy; snack nuts; bars; and other products. Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and also deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses. Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the first quarter of 2016 increased 72.1% to $1,019.3 million from $592.4 million during the same quarter of the previous year, driven by a 73.5% increase due to the Private Brands acquisition, partially offset by a 1.3% unfavorable impact from foreign exchange. Volume/mix was relatively flat year-over-year as higher volume/mix of single serve beverages, dressings, tea, and snacks were offset by lower volume/mix in most other product categories due, in part, to unseasonably warm weather. Direct operating income margin in the first quarter decreased 50 bps to 12.6% in 2016 from 13.1% in 2015. This decrease is primarily due to lower margin Private Brands business which contributed 80 bps to the decline, and unfavorable foreign exchange, partially offset by operational efficiencies and favorable commodity costs.

Food Away From Home net sales for the first quarter of 2016 increased 27.5% to $112.6 million from $88.3 million during the same quarter of the previous year, driven primarily by a 27.1% increase due to the Private Brands acquisition. Volume/mix contributed 0.3% to the improvement of net sales as volume/mix increases in the aseptic and hot cereals categories were partially offset by decreases in the pickles and other sauces categories. Direct operating income margin in the first quarter increased to 14.1% in 2016 from 13.6% in 2015, primarily due to favorable input costs and operating efficiencies, partially offset by unfavorable Canadian foreign exchange. The addition of the business from the Private Brands acquisition did not significantly impact direct operating income margin.

Industrial and Export net sales for the first quarter of 2016 increased 35.0% to $138.3 million from $102.5 million during the same quarter of the prior year, primarily driven by a 45.9% increase from the Private Brands acquisition, partially offset by unfavorable volume/mix and pricing. Volume/mix was lower due to competitive pressures primarily in the single serve beverages and soup and infant feeding categories, partially offset by an increase in pickles and non-dairy creamer. Direct operating income margin in the first quarter decreased to 15.3% in 2016, from 21.0% in 2015. The inclusion of lower margin business from the Private Brands acquisition contributed 210 bps to this decline with the remainder of the decrease primarily driven by competitive pressures in the single serve beverages and soup and infant feeding categories.

OUTLOOK

“As we look to the balance of the year, we continue to believe that we have a wealth of opportunities ahead,” said Mr. Reed. “We are showing very good progress, but we also recognize that we have a great deal of work to do toward building our TreeHouse culture of growth. The breadth and scope of our private label platform is extraordinary and unmatched in the industry, and we will continue to support our customers and their efforts to build their corporate brands, while offering consumers the best combination of choice and value.”

With regard to the second quarter of 2016, the Company expects the second quarter year-over-year earnings comparisons will be challenged, similar to the first quarter, due to the duplicative costs resulting from the Private Brands acquisition and the lower margin structure the new business has compared to the legacy TreeHouse business. Therefore, second quarter adjusted earnings per share is expected to be in the range of $0.50 to $0.55 per share. In regard to the full year, TreeHouse tightened its full year guidance to a range of $3.00 to $3.10 in adjusted earnings per share in 2016.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to GAAP earnings per share data to eliminate the net expense or net gain related to items identified in the chart included earlier in this press release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. Adjusted EBITDA represents adjusted net income (GAAP net (loss) income adjusted for the net expense or net gain items defined above) before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense. Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between reported net (loss) income for the three month periods ended March 31, 2016 and 2015 calculated according to GAAP and Adjusted EBITDA is attached. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s first quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough); condiments (pourable and spoonable dressing, dips, pickles, soups and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward- looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2015, and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
	(unaudited)
Net sales	$1,270,173	$783,145
Cost of sales	1,045,610	630,708

Gross profit	224,563	152,437
Operating expenses:
Selling and distribution	85,472	45,798
General and administrative	94,634	44,400
Amortization expense	23,836	15,328
Other operating expense, net	1,694	215

Total operating expenses	205,636	105,741

Operating income	18,927	46,696
Other expense (income):
Interest expense	25,668	11,692
Interest income	(2,819)	(1,769)
(Gain) loss on foreign currency exchange	(4,124)	11,386
Other expense (income), net	4,982	(414)

Total other expense	23,707	20,895

(Loss) income before income taxes	(4,780)	25,801
Income taxes	(1,434)	7,949

Net (loss) income	$(3,346)	$17,852

Weighted average common shares:
Basic	52,708	42,873
Diluted	52,708	43,639
Net (loss) earnings per common share:
Basic	$(0.06)	$0.42
Diluted	$(0.06)	$0.41
Supplemental Information:
Depreciation and Amortization	$59,465	$30,733
Stock-based compensation expense, before tax	$6,177	$5,949
Segment Information:
North American Retail Grocery
Net Sales	$1,019,310	$592,413
Direct Operating Income	$127,955	$77,317
Direct Operating Income Percent	12.6%	13.1%
Food Away From Home
Net Sales	$112,597	$88,277
Direct Operating Income	$15,915	$12,026
Direct Operating Income Percent	14.1%	13.6%
Industrial and Export
Net Sales	$138,266	$102,455
Direct Operating Income	$21,090	$21,536
Direct Operating Income Percent	15.3%	21.0%

The following table reconciles the Company’s net (loss) income to adjusted EBITDA for the three months ended March 31, 2016 and 2015:

TREEHOUSE FOODS, INC.

RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA

(In thousands)

	Three Months Ended
	March 31,
	2016	2015
	(unaudited)
Net (loss) income per GAAP	$(3,346)	$17,852
Interest expense	25,668	11,692
Interest income	(2,819)	(1,769)
Income taxes	(1,434)	7,949
Depreciation and amortization (1)	57,637	30,647
Stock-based compensation expense (2)	6,154	5,949
Foreign currency (gain) loss on re-measurement of intercompany notes (3)	(6,543)	10,871
Mark-to-market adjustments (4)	4,703	(417)
Acquisition, integration, and related costs (5)	41,294	1,483
Restructuring/facility consolidation costs (6)	3,903	215

Adjusted EBITDA	$125,217	$84,472

	Location in Condensed Consolidated	Three Months Ended
	Statements of Operations	March 31,
		2016	2015
		(unaudited)
(1) Depreciation and amortization included in restructuring/facility consolidation costs	Cost of sales	$1,828	$86
(2) Stock-based compensation expense included in acquisition, integration, and related costs	General and administrative	23	—
(3) Foreign currency (gain) loss on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	(6,543)	10,871
(4) Mark-to-market adjustments	Other expense (income), net	4,703	(417)
(5) Acquisition, integration, and related costs	General and administrative	33,002	695
	Cost of sales	8,236	716
	Selling and distribution	—	43
	Other expense (income), net	56	29
(6) Restructuring/facility consolidation costs	Cost of sales	2,267	86
	Other operating expense, net	1,636	129

The following table presents the Company’s change in net sales by segment for the three months ended March 31, 2016 vs. 2015:

Three months ended March 31, 2016:

	North American	Food Away	Industrial
	Retail Grocery	From Home	and Export
	(unaudited)	(unaudited)	(unaudited)
Volume/mix	—%	0.3%	(9.4)%
Pricing	(0.1)	0.9	(1.3)
Acquisition	73.5	27.1	45.9
Foreign currency	(1.3)	(0.8)	(0.2)

Total change in net sales	72.1%	27.5%	35.0%